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                                                                   EXHIBIT 8.1

                [Letterhead of Wachtell, Lipton, Rosen & Katz]










                                            August 28, 1997




CUC International Inc.
707 Summer Street
Stamford, Connecticut  06901

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-4 (the "Registration Statement) of CUC International Inc.("CUC"), a Delaware corporation, relating to the merger of HFS Incorporated, a Delaware corporation, with and into CUC (the "Merger").

                  We have participated in the preparation of the discussion set forth under the headings "SUMMARY - Material Federal Income Tax Consequences" and "THE PROPOSED MERGER -- Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus that is part of the Registration Statement. In our opinion, such discussion, accurately summarizes the material federal income tax consequences of the Merger.

                  We consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the headings "SUMMARY -- Material Federal Income Tax Consequences", "THE PROPOSED MERGER -- Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Joint Proxy Statement/Propectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                              Very truly yours,

                                              /s/Wachtell, Lipton, Rosen & Katz